TRILLIUM THERAPEUTICS INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Approved by the Board of Directors on March 9, 2017

POWER, AUTHORITY AND PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Trillium Therapeutics Inc. (together with its subsidiaries, the “Company”) is to assist the Board in:

  Overseeing the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits.

  Overseeing the Company’s compliance with legal and regulatory requirements.

  Overseeing the qualifications and independence of the Company’s registered public accounting firm (independent auditor).

  Overseeing the performance of the Company’s independent auditor.

  Overseeing the design, implementation and on-going effectiveness of the Company’s systems of disclosure controls and procedures, risk management systems, internal control over financial reporting and compliance with ethical standards adopted by the Company.

The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and the rules and regulations promulgated by the Ontario Securities Commission, the Toronto Stock Exchange, the U.S. Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market LLC (“NASDAQ”), as in effect from time to time. The Committee shall have the full power and authority to carry out the duties and responsibilities listed below.

While the Committee has the responsibilities and powers set forth in this charter (this “Charter”), it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company’s financial statements, and the Company’s independent auditor is responsible for auditing those financial statements.

The Committee has the authority to undertake the specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe. It is acknowledged, however, that all of the areas of oversight listed below may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

The Committee shall have the power and authority to act independently of management, conduct investigations into any matters within its scope of responsibility, hire and obtain advice from its own outside legal, accounting or other advisors who will report solely to the Committee, set and pay the compensation for any advisors employed by the Committee and communicate directly with internal and external auditors.

Committee members and the Committee Chair shall receive such remuneration for their service on the Committee as the Board may determine from time to time, on the recommendation of the Compensation Committee.

COMPOSITION

The Committee shall be comprised of a minimum of three members, each of whom, in the determination of the Board, satisfies the independence, financial literacy and experience requirements of applicable U.S. and Canadian securities laws, rules and guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules.

In particular:

1.

each member shall be (a) an “Independent Director,” as defined in NASDAQ Marketplace Rule 5605(a)(2), and (b) “independent” within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the determination of independence will be affirmatively made by the Board annually, provided that the Board may elect to take advantage of any exemption from such requirements provided in the NASDAQ rules or the Exchange Act;

2.

each member shall meet the independence and financial literacy requirements set forth in Canadian National Instrument 52-110 Audit Committees and such additional criteria for independence as the Board may establish;

3.	each member shall not have participated in the preparation of the financial statements of the Company (or any then current subsidiary of the Company) at any time during the past three years;

4.

each member shall be able to read and understand fundamental financial statements in accordance with the audit committee requirements for companies listed on NASDAQ in NASDAQ Marketplace Rule 5605(c)(2)(A)(iv); and

5.	at least one (1) member shall, in the judgment of the Board, be an “audit committee financial expert” within the meaning of such term in Item 407(d) of Regulation S-K of the SEC.

The chairperson of the Committee (the “Chair”) will be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee and will serve at the discretion of the Board, and all members will serve at the pleasure of the Board, continuing as a member of the Committee until resignation or replacement. The Board may fill vacancies on the Committee by appointment, on the recommendation of the Corporate Governance and Nominating Committee, from qualified members of the Board.

The designation of the Chair shall occur annually at the first meeting of the Board after a meeting of shareholders at which Directors are elected. If the Chair is not so designated, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.

COMMITTEE FUNCTION AND PROCESS

The Committee will meet at least once each fiscal quarter. The Committee may establish its own schedule and call additional meetings as it deems necessary to fulfill its responsibilities. The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. A majority of the Committee members, but not less than two, shall constitute a quorum. Committee meetings may be attended in person or by telephone or video conferencing or any other electronic means of communication as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously. The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests. The Committee may take action by unanimous written consent when deemed necessary or desirable by the Committee or its Chair, subject to the requirements of any applicable law, regulation or rule.

Committee members may raise any subjects that are not set on the agenda by the Committee Chair.Each regularly scheduled meeting will conclude with an executive session of the Committee absent members of management.

The Committee will meet separately with the Chief Executive Officer and the Chief Financial Officer at such times as it deems appropriate to review the financial affairs of the Company. The Committee will meet separately with the independent auditor and without management present, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Committee under this Charter.

The independent auditor shall receive notice of each meeting of the Committee and shall be entitled to attend and be heard at any such meeting at the Company's expense.

The Committee shall maintain copies of minutes of each meeting and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee. After approval, the minutes shall be signed by the Chair or Secretary of the meeting and a copy of the minutes and all consents shall be placed in the Company’s minute book.

The Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with this Charter.

ROLE OF THE CHAIR

The Chair’s primary role is to ensure that the Committee functions properly, meets its obligations and responsibilities, fulfills its purpose and that its organization and mechanisms are in place and working effectively. More specifically, the Chair shall:

1.	chair meetings of the Committee;

2.	in consultation with the Chair of the Board, the members, and the Chief Financial Officer, set the agendas for the meetings of the Committee;

3.

in collaboration with the Chair of the Board, the Chief Executive Officer, and the Chief Financial Officer, ensure that agenda items for all Committee meetings are ready for presentation and that adequate information is distributed to members in advance of such meetings in order that members may properly inform themselves on matters to be acted upon;

4.	assign work to members;

5.	act as liaison and maintain communication with the Chair of the Board and the Board to optimize and co-ordinate input from directors, and to optimize the effectiveness of the Committee; and

6.	provide leadership to the Committee with respect to its functions as described in this Charter and as otherwise may be appropriate.

DUTIES AND RESPONSIBILITIES

The Committee shall:

1.

Be responsible for overseeing the design, implementation and on-going effectiveness of policies and procedures for providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

2.

Periodically review the adequacy and effectiveness of the Company’s system of internal control over financial reporting and disclosure controls and procedures, by meeting with the Company’s management, the independent auditor and the Chair of the Disclosure Committee to review the adequacy and effectiveness of such controls; and review before its release the disclosure regarding such system of internal control and disclosure controls required to be contained in the Company’s periodic filings and the attestations or reports by the independent auditor relating to such disclosure.

3.

Review with the chief executive officer, the chief financial officer, and the independent auditor: (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits with applicable securities regulators within the required time periods, and (ii) any fraud, whether or not material, that involves management of the Company or other employees who have a significant role in the Company’s internal controls.

4.

Be directly responsible, in its capacity as a committee of the Board and subject to the rights of shareholders and applicable law, for the selection, nomination, retention, termination and oversight of the work of any independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee shall recommend to the Board the independent auditor to be nominated for approval by the shareholders and the compensation of the independent auditor. Each such independent auditor shall report directly to the Committee.

5.

Pre-approve all audit services to be provided to the Company by the independent auditor, and pre-approve, or establish policies and procedures for the review and pre-approval of all permitted non-audit services to be provided to the Company by the independent auditor.

6.

Review and provide guidance with respect to the external audit and the Company’s relationship with its independent auditor by (a) reviewing the independent auditor’s proposed audit plan (including scope, fees and schedule), approach and independence; (b) obtaining on a periodic basis, but no less frequently than annually, a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company concerning auditor independence; being actively engaged in dialogue with the independent auditor with respect to any disclosed relationship or services with the Company that may impact the objectivity and independence of the independent auditor, presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (c) taking, or recommending to the Board to take, appropriate action to oversee the independence of the independent auditor; (d) reviewing any publicly available inspection report on the independent auditor issued by the Public Company Accounting Oversight Board or the Canadian Public Accountability Board; (e) discussing with the Company’s independent auditor the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management; (f) reviewing with both management and the independent auditor the appropriateness and acceptability of the Company’s critical accounting policies and any proposed changes thereto; and (g) reviewing reports submitted to the audit committee by the independent auditor in accordance with the applicable regulatory requirements.

7.	Review any problems experienced by the independent auditor in performing audits.

8.

Review and discuss with management and the independent auditor, and approve the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing with regulatory authorities.

9.	Recommend to the Board the approval and filing of the annual audited financial statements.

10.

Periodically review and discuss with the Chair of the Disclosure Committee the disclosures contained in the Company’s filings with the regulatory authorities prior to filing and the processes and procedures followed to ensure the accuracy of such disclosure.

11.

Direct the Company’s independent auditor to review before filing with all regulatory authorities the Company’s interim financial statements, using professional standards and procedures for conducting such reviews.

12.	Review all material written communications between the independent auditor and management, including post audit or management letters containing recommendations of the independent auditor, management’s response and follow up with respect to the identified weaknesses.

13.	Review before release any press release including annual and quarterly results or forecasts.

14.

Satisfy itself that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements (including, without limitation, the use of “pro forma” or non-GAAP financial information), other than the public dissemination referred to in the foregoing paragraph, and periodically assess the adequacy of those procedures.

15.	Oversee compliance with the regulatory requirements for disclosure of auditor’s services and audit committee members, member qualifications and activities.

16.

Review and reassess the adequacy of the Whistleblower Policy, the Auditor Services Pre- Approval Policy, and the Corporate Disclosure and Confidentiality Policy on at least an annual basis and recommend any proposed changes to the Board for approval.

17.	Review, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements.

18.

Engage, as appropriate, outside legal, accounting and other advisors, with (a) the authority to retain such counsel or other advisors as the Committee may deem appropriate in its sole discretion, and (b) the sole authority to determine funding, approve fees and retention terms for such counsel and advisors.

19.	Review and approve in advance any proposed related-party transactions, and report any such transactions to the Board.

20.

Review and reassess the adequacy of the Audit Committee charter, structure, processes and membership requirements on at least an annual basis and recommend any proposed changes to the Board for approval.

21.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22.	Review, approve and monitor the Company’s investment policy, investment portfolio, cash management objectives, and exposure to market risk.

23.	Review the effectiveness of the Company’s risk management system to assure that material risks are identified and appropriate risk management processes are in place.

24.	Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

25.

Review with management and the external auditor the presentation and impact of significant risks and uncertainties associated with the Company’s business, all alternative treatments of financial information with generally accepted accounting principles that have been discussed with management, the material assumptions made by management relating to them and their effect on the Company’s financial statements.

26.	Periodically review the Company’s practices to maintain the security of its information technology systems.

27.	Ensure the regular rotation of the lead audit partner, the concurring partner and other audit partners engaged in the Company’s annual audit to the extent required by applicable law.

28.	Perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

29.

Establish, or review and approve, in accordance with applicable law, hiring policies for partners, employees or former partners and employees of the present and former independent auditor and oversee the hiring of any personnel from the independent auditor into positions within the Company.

30.

Obtain assurance from the independent auditor that disclosure to the Committee is not required pursuant to the provisions of the Exchange Act regarding the discovery of illegal acts by the independent auditor.

31.	Review management’s processes in place to prevent and detect fraud.

32.	Review policies and practices with respect to off-balance sheet transactions and trading and hedging activities, and consider the results of any review of these areas by the independent auditor.

33.	Review with the chief executive officer and the chief financial officer their certifications required to be included in periodic reports filed with securities regulators.

34.	Perform any other activities consistent with this Charter, the Company’s bylaws and governing laws that the Board or the Committee determines are necessary or appropriate.

DELEGATION OF AUTHORITY

The Committee may, in accordance with law, delegate to one or more independent members of the Committee the authority to pre-approve audit and permitted non-audit services, provided that such pre-approval decision is presented to the full Committee at its first scheduled meeting following such pre-approval.

RESOURCES AND ADDITIONAL AUTHORITY OF THE COMMITTEE

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities in accordance with this Charter. Without limiting the generality of the foregoing, (i) the Committee shall have the authority to retain or obtain advice and counsel from legal or other advisors, including legal counsel or other advisors; (ii) the Committee shall be directly responsible for the appointment, compensation and oversight of the work of any legal counsel and other advisors retained by the Committee, and in connection therewith, the Committee shall have the sole authority to approve the advisors’ or counsels’ fees and other retention terms; and (iii) subject to such funding either being included in an annual budget of the Company or otherwise being approved by the Board, the Company shall provide appropriate funding, for payment of (A) compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (B) compensation to any legal counsel or other advisors retained by the Committee; and (C) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.